United States Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15[d] of the Securities Exchange Act of 1934

September 10, 2009

Date of Report

(Date of Earliest Event Reported)

DIGITILITI, INC.

(Exact name of Registrant as specified in its Charter)

Delaware	0001-53235	26-1408538
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation)

266 East 7th Street, 4th Floor

St. Paul, Minnesota 55101

 (Address of Principal Executive Offices)

(651) 925-3200

(Registrant’s Telephone Number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 10, 2009, the Company announced that it had replaced the two Board of Director seats that were vacated as a result of the resignations of Pamela J. Miner and Jonathan S. Miner.  The following two individuals have accepted Digitiliti Board of Director positions:

Benno G. Sand, age 55,  is Executive Vice President, Business Development, Investor Relations and Secretary at FSI International, Inc. (NASDAQ: FSII), a global supplier of semiconductor wafer-cleaning and resist-processing equipment and technology, and he has served in such positions since January 2000. Mr. Sand also served FSI as Chief Administrative Officer from January 1998 to December 1999, as Chief Financial Officer from October 1990 to January 1998 and as Vice President of Finance from October 1987 to January 1992. Mr. Sand also serves on the Board of Mathstar, Inc. (Math: OTC), which is a fabless semiconductor company specializing in high-performance programmable logic.  He also serves on the Boards of several subsidiaries of FSI International and other privately-held companies. Throughout his career, Mr. Sand has served as a director of various public and private companies and several community organizations, including serving as a director of the Company during 2008.

R. M. Rickenbach, age 69, has extensive executive experience managing businesses, start-up to large, involved in technology products and services with a demonstrated track record in both growth and turn-around business situations. He currently serves as a member of the Board of Directors for Cyber Security, which develops and markets software that detects illegal use of desktop computer networks and until January 2009, served as Chairman of the Board of Directors for Comtrol Corporation. Mr. Rickenbach served as Chairman and Chief Executive Officer of Applied Technology Consultants (ATC), an emerging Learning Management Systems software developer. He led the Corporate Business Development for Fourth Shift Corporation, an $80 Million company that develops and markets Enterprise Resource Planning software aimed at mid-size manufacturers. Mr. Rickenbach was Chairman and Chief Executive Officer of Government Technology Services, Inc. (GTSI), Chantilly, Virginia. GTSI is a personal computer marketing company that is focused on the Government sector. There he led a business strategy that resulted in GTSI pioneering the use of Internet-based Electronic Commerce for product purchasing by the Federal Government. Prior to the tenure at GTSI, he held several executive and management positions with Control Data Corporation.

Each of these Board members will be given 225,000 stock options under the Company’s Stock Option Plan as of September 10, 2009. These options will vest 1/3 on September 10, 2010; 1/3 on September 10, 2011; and 1/3 on September 10, 2012, and have an exercise price of $0.385.

With the addition of these individuals, the Digitiliti Board is now largely comprised of independent members with specific backgrounds and skill sets complementing the Company’s strategic direction and growth agenda.  These skills and experiences include CFO, CEO’s of successful startup companies, Sales and Marketing executive experience, entrepreneurs and large company product and COO operations skills, and strategic planning.

The following organizational responsibilities are assigned to the Board of Director members:

Roy A. Bauer – Chairman of the Board, CEO

Karen Gilles Larson – Governance and Nominating Committee Chair

Kedar R. Belhe – Compensation Committee Chair

Benno G. Sand – Audit Committee Chair

Item 8.01  Other Events.

Digitiliti is entering pre-launch Beta testing of its new product, code named Pyramid, with targeted customers. Beta testing is a controlled implementation within a customer environment and is the successful result of an intense effort by our development team. We have been confidentially demonstrating the new product capability for the past two to three months with many potential customers, business partners and industry experts, receiving extremely positive reviews and reinforcing the tremendous value this product will bring to the information control and knowledge management marketplace.  The new product will complement our existing Pharaoh Vault business and will significantly expand our opportunity by bringing new capability to the market.  Our capability will solve prevalent industry problems of exploding data growth and uncontrolled information management, while providing organizations with top-level policy control and easy access to the wealth of information it creates.  We expect a formal product announcement and release in 4Q 2009.  Digitiliti is also in the process of upgrading its Pharaoh Storage technology to provide customers with improved performance and capability.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITILITI, INC.

Date:	September 16, 2009	By:	/s/ Roy A. Bauer
Roy A. Bauer
CEO, President

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